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Exhibit 23.3

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

                            [FORM OF CONSENT LETTER]




PERSONAL AND CONFIDENTIAL



[      ], 1999



Board of Directors
Wit Capital Group, Inc.
826 Broadway
New York, New York  10003

Re: Initially Filed Registration Statement of Wit Capital Group, Inc., relating to the registration of its Common Stock, par value $0.01 per share, in connection with the merger of Wit Capital Group, Inc. (the "Company")and SoundView Technology Group, Inc. ("SoundView") pursuant to the Agreement and Plan of Merger, dated as of October 31, 1999, among the Company, W/S Merger Corp., a wholly owned subsidiary of the Company, and SoundView.


Ladies and Gentlemen:

Reference is made to our opinion letter dated October 31, 1999 with respect to the fairness from a financial point of view to the Company of the Stock Consideration and the Cash Consideration (as defined therein), in the aggregate, to be exchanged for each share of Common Stock, par value $0.01 per share, of SoundView pursuant to the Agreement and Plan of Merger, dated as of October 31, 1999, among the Company, W/S Merger Corp., a wholly owned subsidiary of the Company, and SoundView.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the


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Wit Capital Group, Inc.
[     ], 1999
Page Two

transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary of Proxy Statement/Prospectus; Opinion of Wit Capital's Financial Advisor,""The Merger; Background of the Merger," "The Merger; Reasons for the Merger; Wit Capital's Reasons for the Merger" and "The Merger; Opinion of Wit Capital's Financial Advisor," and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



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GOLDMAN, SACHS & CO.